SCUDDER INTERNATIONAL GROWTH AND INCOME FUND
  STATEMENT OF ASSETS AND LIABILITIES


  May 23, 1997


Assets
  Cash................................................         $1,200
  Deferred organization expense (Note)................         29,000
                                                              --------
  Total assets........................................         30,200
                                                              --------
Liabilities
  Accrued liabilities (Note)..........................         29,000
                                                              --------
  Total liabilities...................................         29,000
                                                              --------
Net Assets............................................         $1,200
                                                              ========
Net Assets consist of:
  Capital stock.......................................              1
  Additional paid-in capital..........................          1,199
                                                              --------
Net Assets............................................         $1,200
                                                              ========
Net asset value, offering and redemption price
per share ($1,200/100 outstanding shares of
capital stock, $.01 par value, 100,000,000
shares authorized)....................................         $12.00
                                                              ========

The accompanying note is an integral part of the financial statement.


Scudder International Growth and Income Fund (the "Fund") is a diversified series of Scudder International Fund, Inc. (the "Corporation"), an open end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"). The corporation is a Maryland corporation whose predecessor was organized in 1953. The authorized capital stock of the Corporation consists of 700 million shares of a par value of $.01 each - all of one class and all having equal rights as to voting, redemption, dividends and liquidation. Shareholders have one vote for each share held. The Corporation's capital stock is comprised of six series: Scudder International Fund, the original series; Scudder Latin America Fund, Scudder Pacific Opportunities Fund, Scudder Greater Europe Growth Fund, Scudder Emerging Markets Growth Fund and Scudder International Growth and Income Fund. Each series consists of 100 million shares except for Scudder International Fund which consists of 200 million shares. The Directors have the authority to issue additional series of shares and to designate the relative rights and preferences as between the series. The Fund has had no operations to date other than matters relating to its organization and registration as a diversified series.

Costs incurred by the Fund in connection with its organization, estimated at $29,000, will be amortized on a straight-line basis over a five-year period beginning at the commencement of operations of the Fund. In the event that any of the initial shares of the Fund are redeemed during the amortization period, the redemption proceeds will be reduced by any unamortized organization expenses in the same proportion as the number of shares being redeemed bears to the number of initial shares outstanding at the time of such redemption. Offering costs, including initial registration costs, will be charged to expense during the Fund's first year of operations.